Exhibit 10.1

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Scott Minick (“Executive”) and BIND Therapeutics, Inc. (the “Company”) as of the Effective Date defined below.

WHEREAS, Executive and the Company are parties to a letter agreement dated January 11, 2010 regarding Executive’s employment offer (the “Offer Letter”), a letter agreement dated August 28, 2013 regarding Executive’s employment letter (together with the Offer Letter, the “Employment Agreement”) and an Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement, dated January 11, 2010 (the “NDA”); and

WHEREAS, Executive has resigned Executive’s employment with the Company and its subsidiaries and affiliates effective March 10, 2015 (the “Termination Date”); and

WHEREAS, the Executive and the Company wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands (“Claims”) that Executive may have against the Company and any of the Company Parties (as defined below), including, but not limited to, Claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any Claims in connection with Executive’s ownership of vested equity securities (including equity securities or awards that vest pursuant to the terms of this Agreement) of the Company, Executive’s right to indemnification by the Company or any of its subsidiaries pursuant to contract, applicable law or Directors’ and Officers’ insurance, Executive’s rights under this Agreement or Executive’s rights to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company (collectively, the “Executive Retained Claims”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein, effective as of the Effective Date, the Company and Executive hereby agree as follows:

1. Termination of Employment; Continued Board Service. Executive’s employment with the Company and its subsidiaries terminated as of the Termination Date. As of the Termination Date, Executive ceased to serve as the President and Chief Executive Officer of the Company and in any other officer or other position with the Company or any of its subsidiaries or affiliates (whether as an officer, manager, employee, trustee, fiduciary or otherwise) or convey any authority (actual, apparent or otherwise) on behalf of the Company and its subsidiaries, except that Executive did not cease to serve as a member of the Company’s Board of Directors (the “Board”). The parties currently intend that Executive’s services on the Board following the Termination Date will be less for than 20% of the average level of bona fide services performed by Executive for the Company and its subsidiaries over the 36 month period preceding the Termination Date. Commencing on the Termination Date, Executive will be compensated for Executive’s Board service in accordance with the terms of the Company’s Non-Employee Director Compensation Program (as in effect from time to time, the “NED Program”). For the avoidance of doubt, any cash retainer due to Executive under the NED Program for services performed in 2015 shall be prorated based on the portion of the year following the Termination Date that Executive actually serves as a non-employee member of the Board and the Executive shall not receive any Initial Award (as defined in the NED Program).

2. Cash Payments. As soon as reasonably practicable following the Effective Date, the Company will pay Executive, to the extent not already paid, all wages, unused vacation time (which Executive and the Company agree is 105 hours) and, subject to the terms of the Company’s expense reimbursement policy and Executive’s timely (but in no event after March 31, 2015) submission of all substantiating documents reasonably requested by the Company, all reimbursable business expenses

(which shall be paid no later than December 31, 2015) accrued through the Termination Date (“Accrued Obligations”). Commencing on the Company’s first ordinary payroll date that occurs at least 5 days following the Effective Date (the “First Payroll Date”), and subject to Executive’s continued compliance in all material respects with the terms of this Agreement and the NDA, the Company will pay Executive (a) $410,000, which will be paid in substantially equal installments over the 12 month period commencing on the First Payroll Date, (b) $131,200, which will be paid in a lump sum on the First Payroll Date and (c) if Executive timely elects continued group medical and dental insurance coverage pursuant to COBRA, the Company will directly pay on Executive’s behalf or reimburse Executive for the applicable premiums for Executive and Executive’s covered dependents during the period commencing on the Termination Date and ending on the earliest to occur of (i) the first anniversary of the Termination Date, (ii) the date Executive and/or Executive’s covered dependents are no longer eligible for COBRA and (iii) the date Executive becomes eligible to receive substantially similar group health benefits from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company reasonably determines that providing the benefits in clause (c) of the immediately preceding sentence (the “COBRA Benefits”) would potentially violate applicable law or cause the Company to incur excise taxes, the Company will, in lieu of providing any unpaid COBRA Benefits, pay Executive a taxable semi-monthly payment of $835, which will be paid, without regard to whether Executive is then covered under the Company’s group health plans, on the Company’s ordinary payroll dates in each calendar month during the period commencing with the calendar month immediately following the calendar month in which the Company determines payment of the COBRA Benefits would potentially violate applicable law or cause the Company to incur excise taxes and ending with the earliest of (x) the calendar month during which the first anniversary of the Termination Date occurs, (y) the calendar month during which Executive first ceases to be eligible for COBRA and (z) the calendar month during which Executive first becomes eligible to receive substantially similar group health benefits from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).

3. Equity Awards. Exhibit A to this Agreement sets forth a complete list of all outstanding stock options and other equity or equity-based compensation awards of the Company (but excluding vested shares of Company stock) held by Executive as of the Termination Date (the “Equity Awards”). Effective as of the Termination Date, all Equity Awards shall become fully vested and, as applicable, exercisable. Except as otherwise set forth in this Section, all Equity Awards shall continue in effect subject to their terms. For the avoidance of doubt, the parties hereto agree that Executive’s service on the Board shall constitute continued service to the Company for purposes of the Equity Awards, including for the post-termination exercise period for each Equity Award that is a stock option.

4. Executive’s Release of Claims. Executive agrees that, other than with respect to the Executive Retained Claims and the Accrued Obligations, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Company Parties”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns (collectively, the “Executive Parties”), other than with respect to the Executive Retained Claims, hereby and forever releases the Company Parties from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any Claim relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Company Parties arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive executes this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its subsidiaries or affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Massachusetts Fair Employment Practices Act; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; the Massachusetts Labor and Industries Act; the Massachusetts Privacy Act; the Massachusetts Wage Act; the Massachusetts Maternity Leave Act; and the Massachusetts Small Necessities Leave Act;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section 4 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release Claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against any of the Company Parties (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from any of the Company Parties), Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, Executive’s rights under applicable law and any Executive Retained Claims.

5. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive executes this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

6. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

7. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law that would result in the application of the law of any jurisdiction other than Commonwealth of Massachusetts, and where applicable, the laws of the United States.

8. Effective Date. Executive has seven days after Executive executes this Agreement to revoke it by delivering written notice of such revocation to the Senior Director of Human Resources of the Company at the Company’s principal executive offices (such notice to be effective upon receipt), and this Agreement will become effective on the eighth day after Executive executes this Agreement (the “Effective Date”), so long as it has not been revoked by Executive before that date and the Effective Date occurs within 30 days of the Termination Date.

9. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and the other Company Parties. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

10. Survival of Executive’s Obligations. Executive acknowledges and agrees that Executive shall continue to be bound and shall abide by the NDA and any provisions of the Employment Agreement which by their terms are intended to survive a termination of the Employment Agreement or Executive’s employment.

11. Return of Company Property. Executive represents and warrants that Executive, except as otherwise agreed to between the Company and Executive, has returned to the Company all Company property, including confidential or proprietary information, in Executive’s possession, custody or control, other than any such property that is reasonably necessary for Executive’s performance of Board services (which such property Executive agrees to return to the Company upon demand or at the earlier cessation of such Board services).

12. Non-disparagement. Executive and the Company (which for this purpose shall mean the Company’s officer and directors) each agree not to disparage the other (which with respect to the Company shall mean the Company’s officers, directors, employees, affiliates and agents) in a manner that is reasonably likely to be harmful to the other or its business or reputation. Nothing in this Section shall prohibit either party from truthfully responding when required by legal process or from making truthful statements that are reasonably necessary or to enforce or defend the party’s rights under this Agreement.

13. Entire Agreement; Modification. This Agreement (including the exhibits hereto) sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties pertaining to the subject matter hereof. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

14. Withholding. The Company and its subsidiaries may withhold from any amounts payable under this Agreement any taxes that are required to be withheld pursuant to any applicable law or regulation.

15. Legal Fees. The Company shall pay or reimburse Executive for all reasonable and documented legal fees incurred by Executive in connection with the negotiation of this Agreement, up to a maximum of $7,000.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated: March 10, 2015	/s/ Scott Minick
Scott Minick

BIND THERAPEUTICS, INC.

Dated: March 10, 2015	By:	/s/ Daniel S. Lynch
Name: Daniel Lynch
Title: Chairman of the Board of Directors

Exhibit A

Equity Awards

Award Type	Grant Date	Exercise Price Per Share	Shares Subject to Award
Stock Option	October 16, 2012	$2.52	34,351
Stock Option	October 16, 2012	$2.52	11,450
Stock Option	June 12, 2012	$2.52	170,422
Stock Option	June 12, 2012	$2.52	56,807
Stock Option	March 11, 2014	$12.81	80,000

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